                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is entered into this 7th day of May, 2003, between Intercall, Inc. ("Employer"), a Delaware corporation, and Joseph Scott Etzler ("Employee").

                                    RECITALS

         A. WHEREAS, West Corporation ("West") has entered into a purchase agreement to acquire Employer dated March 27, 2003 (the "Purchase Agreement"), which acquisition is expected to close on or about May 8, 2003, or shortly thereafter (the "Closing Date"); and

         B. WHEREAS, Employer and Employee have agreed to continue their employment relationship after the acquisition of Employer, conditioned on Employee's signing this Agreement, and have agreed on certain terms and conditions of employment; and

         C. WHEREAS, the parties desire to enter into this Agreement to memorialize the terms and conditions of the employment relationship and any prior and existing employment agreement(s) between the parties.

         NOW THEREFORE, the parties agree as follows;

         1. Employment. Employer agrees to employ Employee in his capacity as President of Employer. Employer may also direct Employee to perform such duties for other entities which now are, or in the future may be, affiliated with Employer (the "Affiliates"), subject to the limitation that Employee's total time commitment shall be consistent with that normally expected of similarly situated executive level employees. Employee shall serve Employer and the Affiliates faithfully, diligently and to the best of his ability. Employee agrees during the term of this Agreement to devote his best efforts, attention, energy and skill to the performance of his employment and/or consulting duties and to furthering the interest of Employer and the Affiliates.

         2. Term of Employment. Employee's employment under this Agreement shall commence effective as of the Closing Date, and shall continue for a period of two years unless terminated or renewed under the provisions of Paragraph 6 below. This Agreement shall only be effective in the event that the transactions contemplated by the Purchase Agreement have been consummated in accordance with such Purchase Agreement. If such event does not occur, this Agreement is null and void and neither party will have been or will be obligated hereunder. Unless terminated pursuant to Paragraph 6(a), the term of employment shall be extended by one year at the end of each successive year so that at the beginning of each successive year the term of this Agreement will be two years.

         3. Compensation. Employer shall pay Employee as set forth in Exhibit A attached hereto and incorporated herein as if fully set forth in this paragraph. Employee may receive additional discretionary bonuses as determined by the Board of Directors of Employer in its sole discretion provided nothing contained herein shall be construed as a commitment by the corporation to declare or pay any such bonuses. Effective as of the Closing Date, Employee hereby waives any right or claim to receive payments pursuant to, or to otherwise participate in, the Intercall Severance Plan.

         4. Benefits. In addition to the compensation provided for in Paragraph 3 above, Employer will provide Employee with employment benefits commensurate to those received by other executive level employees of Employer during the term of this Agreement.

         5. Other Activities. Employee shall devote substantially all of his working time and efforts during Employer's normal business hours to the business and affairs of Employer and to the duties and responsibilities assigned to him pursuant to this Agreement. Employee may devote a reasonable amount of his time to civic, community or charitable activities. Employee in all events shall be free to invest his assets in such manner as will not require any substantial services by Employee in the conduct of the businesses or affairs of the entities or in the management of the assets in which such investments are made.

         6. Term and Termination. The termination of this Agreement shall be governed by the following:

                  (a) The term of this Agreement shall be for the period set out in Paragraph 2 unless earlier terminated in one of the following ways:

                           (1) Death. This Agreement shall immediately terminate upon the death of Employee.

                           (2) For Cause. Employer, upon written notice to Employee, may terminate the employment of Employee at any time for "cause." For purposes of this paragraph, "cause" shall be deemed to exist if, and only if, the CEO and COO of Employer, in good faith, determine that Employee has engaged, during the performance of his duties hereunder, in significant objective acts or omissions constituting dishonesty, willful misconduct or gross negligence relating to the business of Employer.

                           (3) Without Cause. Employer, upon written notice to Employee, may terminate the employment of Employee at any time after December 31, 2003, without cause.

                           (4) Resignation. Employee, upon written notice to Employer, may resign from the employment of Employer at any time.

                  (b) Accrued Compensation on Termination. In the event of termination of the Agreement, Employee shall be entitled to receive:

                           (1) salary earned prior to and including the date of termination;

                           (2) any bonus earned as of the end of the month immediately preceding the date of termination; and

                           (3) all benefits, if any, which have vested as of the date of termination.

         7.       Consulting.

                  (a) In the event of termination of employment pursuant to Paragraph 6(a)(3) or 6(a)(4) above, Employer and Employee agree that Employee shall, for a minimum period of twenty-four (24) months from the date of termination, serve as a consultant to Employer.

                  (b) In the event of termination pursuant to Paragraph 6(a)(2), Employer and Employee agree that Employer may, at its sole option, elect to retain the services of Employee as a consultant for a period of twenty-four (24) months from the date of termination and that Employee will serve as a consultant to Employer if Employer so elects. Employer shall make such election within ten (10) business days from the date of notice of termination.

                  (c) During any period of consulting, Employee shall be acting as an independent contractor. As part of the consulting services, Employee agrees to provide certain services to Employer, including, but not limited to, the following:

                                    (1)      oral and written information with
         reference to continuing programs and new programs which were developed or under development under the supervision of Employee;

                                    (2)      meeting with officers and managers
         of Employer to discuss and review programs and to make recommendations;

                                    (3)      analysis, opinion and information
         regarding the effectiveness and public acceptance of their programs.

                  (d) During the consulting period, Employee shall continue to receive, as compensation for his consulting, the annualized salary being paid at the time of termination. No bonus of any kind will be paid during any period of consulting.

                  (e) Employee hereby agrees that during any period of consulting, he will devote his full attention, energy and skill to the performance of his duties and to furthering the interest of Employer and the affiliates, which shall include, and Employee acknowledges, a fiduciary duty and obligation to Employer. Employee acknowledges that this prohibition includes, but is not necessarily limited to, a preclusion from any other employment or consulting by Employee during the consulting period except pursuant to Paragraph 7(f) hereafter.

                  (f) During the term of this Agreement, including any period of consulting, Employee shall not, singly, jointly, or as a member, employer or agent of any partnership, or as an officer, agent, employee, director, stockholder or investor of any other corporation or entity, or in any other capacity, engage in any business endeavors of any kind or nature whatsoever, other than those of Employer or its Affiliates without the express written consent of Employer; provided, however, that Employee may own stock in a publicly traded corporation. Employee agrees that Employer may in its sole discretion give or withhold its consent and understands that Employer's consent will not be unreasonably withheld if the following conditions are met:

                                    (1)      Employee's intended employment will
         not interfere in Employer's opinion with Employee's duties and obligations as a consultant, including the fiduciary duty assumed hereunder; and

                                    (2)      Employee's intended employment or
         activity would not, in the opinion of Employer, place Employee in a situation where Confidential Information of Employer or its Affiliates known to Employee may benefit Employee's new employer; and

                                    (3)      Employee's new employment will not,
         in Employer's opinion, result, directly or indirectly, in competition with Employer or its Affiliates, then or in the future.

                  (g) Notwithstanding any provisions in this Agreement to the contrary, the provisions of Paragraph 7 shall survive the termination of this Agreement.

                  (h) Employer shall reimburse Employee for all reasonable expenses incurred by Employee in furtherance of his consulting duties pursuant to this Agreement provided the expenses are pre-approved by Employer.

                  (i) Benefits During Consulting Period. Employee and his dependents shall be entitled to continue their participation in all benefit plans in effect on the date of Employee's termination from employment during the period of consulting, under the same terms and conditions and at the same net cost to Employee as when employed by Employer unless Employee accepts new employment during the consulting term in accordance with Paragraph 7 above, in which event all benefits will cease, at Employer's option, when the new employment is accepted by Employee. The benefit plans shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee's benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefit plans include the 401K Plan or the 1996 Stock Incentive Plan.

         8. Confidential Information. In the course of Employee's employment, Employee will be provided with certain information, technical data and know-how regarding the business of Employer and its Affiliates and their products, all of which is confidential (hereinafter referred to as "Confidential Information"). Employee agrees to receive, hold and treat all Confidential Information received from Employer and its Affiliates as confidential and secret and agrees to protect the secrecy of said Confidential Information. Employee agrees that the Confidential Information will be disclosed only to those persons who are required to have such knowledge in connection with their work for Employer and that such Confidential Information will not be disclosed to others without the prior written consent of the Employer. The provisions hereof shall not be applicable to: (a) information which at the time of disclosure to Employee is a matter of public knowledge; or (b) information which, after disclosure to Employee, becomes public knowledge other than through a breach of this Agreement. Unless the Confidential Information shall be of the type herein before set forth, Employee shall not use such Confidential Information for his own benefit or for a third party's or parties' benefit at any time. Upon termination of employment, Employee will return all books, records and other materials provided to or acquired by Employee during the course of employment which relate in any way to Employer or its business. The obligations imposed upon Employee by this paragraph shall survive the expiration or termination of this Agreement.

         9. Covenant Not to Compete. Notwithstanding any other provision of this Agreement to the contrary, Employee covenants and agrees that for the period of one (1) year following termination of his employment with Employer for any reason he will not:

                  (a) directly or indirectly, for himself, or as agent of, or on behalf of, or in connection with, any person, firm, association or corporation, engage in any business competing directly for the customers, prospective customers or accounts of the Employer or any of its Affiliates with whom Employee had contact or about whom Employee learned during the course of his employment with Employer and during the one (1) year immediately preceding the end of his employment.

                  (b) induce or attempt to induce any person employed by Employer or any of its Affiliates, in any capacity, at the time of the termination of Employee's service with Employer, to leave his/her employment, agency directorship or office with Employer or the Affiliate.

                  (c) induce or attempt to induce any customer of Employer or any of its Affiliates to terminate or change in any way its business relationship with Employer or the Affiliate.

         Employee agrees the knowledge and information gained by him in the performance of his duties would be valuable to those who are now, or might become, competitors of the Employer or its Affiliates and that the business of Employer and its Affiliates by its nature, covers at least the entire United States of America and Canada. In the event these covenants not to compete are held, in any respect, to be an unreasonable restriction upon the Employee, the Court so holding may reduce the territory, or time, to which it pertains or otherwise reasonably modify the covenant to the extent necessary to render this covenant enforceable by said Court for the reasonable protection of Employer and its Affiliates. The obligations imposed upon Employee by this paragraph are severable from, and shall survive the expiration or termination of, this Agreement.

         10.      Developments.

                  (a) Employee will make full and prompt disclosure to Employer of all inventions, improvements, discoveries, methods, developments, software and works of authorship, whether patentable or not, which are created, made, conceived, reduced to practice by Employee or under his direction or jointly with others during his employment by Employer, whether or not during normal working hours or on the premises of Employer which relate to the business of Employer as conducted from time to time (all of which are collectively referred to in this Agreement as "Developments").

                  (b) Employee agrees to assign, and does hereby assign, to Employer (or any person or entity designated by Employer) all of his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.

                  (c) Employee agrees to cooperate fully with Employer, both during and after his employment with Employer, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment or priority rights, and powers of attorney, which Employer may deem necessary or desirable in order to protect its rights and interest in any Developments.

         11. Injunction and Other Relief. Both parties hereto recognize that the services to be rendered under this Agreement by Employee are special, unique and of extraordinary character, and that in the event of the breach of Employee of the terms and conditions of this Agreement to be performed by him, or in the event Employee performs services for any person, firm or corporation engaged in the competing line of business with Employer as provided in Paragraph 9, or if Employee shall breach the provisions of this Agreement with respect to Confidential Information or consulting services, then Employer shall be entitled, if it so elects, in addition to all other remedies available to it under this Agreement or at law or in equity to affirmative injunctive relief.

         12. Severability. In the event that any of the provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of this Agreement and same shall be construed as if such invalid or unenforceable provisions had never been a part hereof. In the event any court would invalidate or fail to enforce any provision of Paragraph 7 and or Paragraph 9 of this Agreement, Employee shall return any sums paid to Employee by Employer pursuant to the consulting provision in Paragraph 7 hereof.

         13. Governing Law. This Agreement shall be governed by the laws of the State of Illinois.

         14. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of Employee by Employer and supersedes all prior understandings, arrangements and agreements, whether oral or written, including without limitation, any existing employment agreement, and may not be amended except by a writing signed by the parties hereto.

         15. Notice. Notices to Employer under this Agreement shall be in writing and sent by registered mail, return receipt requested, at the following address:

                  President and CEO
                  West Corporation
                  11808 Miracle Hills Drive
                  Omaha, Nebraska 68154

         16.      Miscellaneous. Employee acknowledges that:

                  (a) He has consulted with or had an opportunity to consult with an attorney of Employee's choosing regarding this Agreement.

                  (b) He will receive substantial and adequate consideration for his obligations under this Agreement.

                  (c) He believes the obligations, terms and conditions hereof are reasonable and necessary for the protectable interests of Employer and are enforceable.

                  (d) This Agreement contains restrictions on his post-employment activities.

         IN WITNESS WHEREOF, Employer has, by its appropriate officers, executed this Agreement and Employee has executed this Agreement as of the day and year first above written.

                                    INTERCALL, INC.,
                                    Employer

                                    By:_________________________________________
                                    Its:________________________________________

                                    ____________________________________________
                                    Joseph Scott Etzler, Employee

                                 [WEST(SM) LOGO]

TO:      JOSEPH SCOTT ETZLER
FROM:    NANCEE BERGER
DATE:    JANUARY 1, 2004

Re:      2004 Compensation Plan

Your 2004 compensation plan ("Plan Year") for your employment as President for Intercall, Inc. (the "Company") as of the date of acquisition of the Company by West Corporation is as follows:

1.       Your base salary will be $410,000 per year.

2. YOU MAY ALSO RECEIVE ADDITIONAL BONUSES PURSUANT TO PARAGRAPH 3 OF YOUR EMPLOYMENT AGREEMENT. THE COMPANY INTENDS TO CALCULATE THOSE BONUSES AS
         FOLLOWS:

         A) FIRST, YOU WILL BE ELIGIBLE TO RECEIVE A BONUS BASED UPON THE COMPANY'S RESULTS ("COMPANY PROFITABILITY BONUS"). THE COMPANY INTENDS TO CALCULATE THIS COMPANY PROFITABILITY BONUS AS FOLLOWS:

                  1)       THE TARGET COMPANY PROFITABILITY BONUS SHALL BE
                           $220,000.

                  2) EACH CUMULATIVE QUARTER'S NET OPERATING INCOME FOR THE COMPANY ("PLAN YEAR COMPANY NOI") WILL BE COMPARED TO THE CUMULATIVE BUDGETED NET OPERATING INCOME FOR THE COMPANY FOR THE SAME PERIOD ("COMPANY NOI BUDGET").

                  3) THE PERCENTAGE BY WHICH THE CUMULATIVE PLAN YEAR COMPANY NOI EXCEEDS (I.E., A POSITIVE PERCENTAGE) OR IS LESS THAN (I.E., A NEGATIVE PERCENTAGE) THE CUMULATIVE COMPANY NOI BUDGET SHALL BE THE "COMPANY PROFIT VARIANCE PERCENTAGE."

                  4) EACH QUARTER'S CUMULATIVE REVENUE FOR THE COMPANY ("PLAN YEAR COMPANY REVENUE") WILL BE COMPARED TO THE CUMULATIVE BUDGETED REVENUE FOR THE COMPANY FOR THE SAME PERIOD ("COMPANY REVENUE BUDGET").

                  5) THE PERCENTAGE BY WHICH THE CUMULATIVE PLAN YEAR COMPANY REVENUE EXCEEDS (I.E., A POSITIVE PERCENTAGE) OR IS LESS THAN (I.E., A NEGATIVE PERCENTAGE) THE CUMULATIVE COMPANY REVENUE BUDGET SHALL BE THE "COMPANY REVENUE VARIANCE PERCENTAGE."

                  6) THE SUM OF ONE HUNDRED PERCENTAGE POINTS (100%), PLUS THE PRODUCT OF (I) THE AVERAGE OF THE COMPANY PROFIT VARIANCE PERCENTAGE AND THE COMPANY REVENUE VARIANCE PERCENTAGE, MULTIPLIED BY (II) THREE (3), IS THE "COMPANY BONUS FACTOR."

                  7) THE PRODUCT OF THE COMPANY BONUS FACTOR AND THE TARGET COMPANY PROFITABILITY BONUS, LESS ANY AMOUNTS PAID TO YOU FOR PRIOR COMPANY PROFITABILITY BONUSES DURING THE PLAN YEAR, WILL BE PAID TO YOU IN THE MONTH FOLLOWING EACH QUARTER END.

                  8) SECOND, YOU WILL BE ELIGIBLE TO RECEIVE A BONUS EQUAL TO THE PRODUCT OF (I) THE SUM OF ONE HUNDRED PERCENTAGE POINTS (100%) PLUS THE AVERAGE OF THE COMPANY PROFIT VARIANCE PERCENTAGE AND THE COMPANY REVENUE VARIANCE PERCENTAGE, MULTIPLIED BY (II) $220,000 (THE "RETENTION BONUS"). THE RETENTION BONUS WILL BE CALCULATED QUARTERLY ON A PRO RATA BASIS. FIFTY-FOUR AND FIVE-TENTHS (54.5%) OF THE RETENTION BONUS WILL BE PAID ON A QUARTERLY BASIS IN THE MONTH FOLLOWING EACH QUARTER END, AND FORTY-FIVE AND FIVE-TENTHS PERCENT (45.5%) OF THE RETENTION BONUS WILL BE PAID AT THE END OF THE PLAN YEAR.

                  9) IN NO EVENT SHALL THE COMPANY PROFITABILITY BONUS EXCEED $550,000.

                  10. All bonus calculations will be based upon the Company's operations and will not include profit and income derived from mergers, acquisitions, joint ventures, stock buybacks, other non-operating income or loss, or financing changes associated with such events unless elected to be included by the Company.

                                    /S/ SCOTT ETZLE
                                    --------------------------------------------
                                    Employee - Joseph Scott Etzler